AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1998

                                                 Registration No. 333-32989


                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                ---------------------

                            POST-EFFECTIVE AMENDMENT NO. 1
                                          TO

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                ---------------------
                            NORTHWEST NATURAL GAS COMPANY
                (Exact name of registrant as specified in its charter)

                         OREGON                     93-0256722
             (State or other jurisdiction of     (I.R.S. Employer
             incorporation or organization)     Identification No.)

                     ONE PACIFIC SQUARE, 220 N.W. SECOND AVENUE,
                                PORTLAND, OREGON 97209
                                     503-226-4211
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------------

            RICHARD G. REITEN         BRUCE R. DeBOLT   JOHN T. HOOD, Esq.
               President               Senior Vice        Thelen Reid &
                and Chief               President,          Priest LLP
            Executive Officer            Finance,       40 West 57th Street
           One Pacific Square            and Chief      New York, New York
         220 N.W. Second Avenue      Financial Officer         10019
         Portland, Oregon 97209     One Pacific Square     212-603-2000
              503-226-4211        220 N.W. Second Avenue
                                  Portland, Oregon  97209
                                       503-226-4211


              (Name, address, including zip code, and telephone number,
                     including area code, of agents for service)

                                ---------------------



                If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

          =================================================================



                            Northwest Natural Gas Company
                              DIVIDEND REINVESTMENT AND
                                 STOCK PURCHASE PLAN

                                     Common Stock

                                     -----------

          As more fully set forth herein, the Dividend Reinvestment and Stock Purchase Plan (the Plan) of Northwest Natural Gas Company (the Company) provides holders of the Company's common stock with a simple and convenient method of purchasing additional shares of common stock without payment of any brokerage commission or service charge. Any holder of record of the Company's common stock may join the Plan.

           Participants in the Plan may:

          - have cash dividends on all of their shares automatically reinvested; or

          - have cash dividends on only a part of their shares automatically reinvested; or

          - invest by making optional cash payments of not more than $50,000 per calendar year and continue to receive cash dividends on shares registered in their names and held in certificate form; or

          - invest both their cash dividends and such optional cash payments; or

          - deposit certificates for shares of common stock registered in their names into the Plan for safekeeping and have cash dividends on all shares so deposited reinvested.

          Participants also may withdraw from the Plan at any time.

          All dividends on shares credited to a participant's account under the Plan will be automatically applied to the purchase of additional shares.

          Shares needed for the Plan may be purchased, at the option of the Company, from the Company, in the National Market tier of the Nasdaq Stock Market or through negotiated transactions. The price of shares purchased by participants in the Plan with reinvested dividends or with optional cash payments will be (i) in the case of authorized but unissued shares purchased from the Company, the average of the high and low trading prices as reported in the Nasdaq Stock Market on the Investment Date as defined in the Plan, and (ii) in the case of shares purchased in the open market or through negotiated transactions, the average price (excluding brokerage commissions) paid to obtain them.


          This Prospectus relates to 640,888 shares of common stock and the common share purchase rights appurtenant thereto of the Company registered for sale under the Plan. It is suggested that this Prospectus be retained for future reference.

                                     -----------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                     -----------

                     The date of this Prospectus is July 14, 1998


          =================================================================

                                  TABLE OF CONTENTS

                                      Page                            Page
                                      ----                            ----

           Available Information . . .   1   Reports to Participants .   6
           Incorporation of Certain          Dividends . . . . . . . .   6
            Documents by Reference . .   1   Certificates for Shares .   6
           The Company . . . . . . . .   2   Withdrawal  . . . . . . .   6
           The Plan  . . . . . . . . .   2   Participation by Foreign and
             Purpose . . . . . . . . .   2    Other Holders Subject to
             Advantages  . . . . . . .   2    Withholding  . . . . . .   7
             Administration  . . . . .   2   Stock Dividends and Stock
             Custody of Plan Shares  .   3    Splits . . . . . . . . .   7
             Safekeeping . . . . . . .   3   Shareholder Voting  . . .   7
             Participation . . . . . .   3   Responsibility of the
             Reinvestment and Investment 4    Company  . . . . . . . .   8
             Enrollment  . . . . . . .   4   Suspension, Termination or
             Costs . . . . . . . . . .   5    Modification . . . . . .   8
             Purchases . . . . . . . .   5   Interpretation and
             Price of Shares . . . . .   5    Regulation . . . . . . .   8
             Number of Shares to be          Correspondence Regarding the
              Purchased  . . . . . . .   5    Plan . . . . . . . . . .   8
             Optional Cash Purchases .   5 Tax Consequences of
                                            Participation in the
                                            Plan . . . . . . . . . . .   8
                                           Use of Proceeds . . . . . .   9
                                           Description of Common Stock   9
                                           Experts . . . . . . . . . .  12



                                   ----------------


               NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN
          OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER, UNDER ANY CIRCUMSTANCES, SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SINCE ITS DATE.


                                   ----------------

                                AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange
          Act), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the Commission). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by the Company.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents, filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference:

            1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;



            2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;



            3. The Company's Current Report on Form 8-K dated February 27, 1998; and


            4. The Company's Registration Statement on Form 8-A dated February 27, 1996.


            Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the Exchange Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K (Latest Annual Report) shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Latest Annual Report. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


            THE COMPANY HEREBY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS SHALL HAVE BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS SHALL HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH
          DOCUMENTS.   REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO
          NORTHWEST NATURAL GAS COMPANY, SHAREHOLDER SERVICES, 220 N.W. SECOND AVENUE, PORTLAND, OREGON 97209, OR BY CALLING THE FOLLOWING NUMBER: 503-226-4211.

                                     THE COMPANY

            Northwest Natural Gas Company is the issuer of the securities offered hereby. The Company and its predecessors have supplied gas service to the public since 1859. The Company is principally engaged in the distribution of natural gas to customers in western Oregon and southwestern Washington, including the Portland metropolitan area. Its executive offices are located at 220 N.W. Second Avenue, Portland, Oregon 97209, and its telephone number is 503-226-4211.


                                       THE PLAN

            The following constitutes the Company's Dividend Reinvestment and Stock Purchase Plan (the Plan).

          PURPOSE

            The purpose of the Plan is to provide holders of common stock of the Company with a simple and convenient way of investing cash dividends and optional cash payments in shares of common stock without payment of any brokerage commission or service charge.
          At the Company's option, shares purchased under the Plan will be
          (a) authorized but unissued shares purchased from the Company,
          (b) outstanding shares purchased in the market or through negotiated transactions, or (c) both. To the extent that such shares will be purchased from the Company, the Company will receive additional funds for its continuing construction program and for general corporate purposes.

          ADVANTAGES

            Participants in the Plan may (a) have cash dividends on all or part of their common stock registered in their names automatically reinvested, or (b) reinvest their cash dividends and, in addition, invest up to $50,000 per calendar year through optional cash payments, or (c) continue to receive their cash dividends on shares registered in their names and invest by making such optional cash payments. No commission or service charge is paid by participants in connection with purchases under the Plan. The Company pays any brokerage fees for purchases and all costs of Plan administration.

            Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts. In addition, dividends in respect of such fractions, as well as full shares, will be credited to participants' accounts and reinvested in additional shares of common stock.

            All shares purchased under the Plan will be credited to and, unless otherwise requested, held in participants' accounts under the Plan. Shares held by the Agent and credited to participants' accounts are referred to as Plan Shares. Participants who want to reinvest dividends on shares registered in their names (Registered Shares) also may elect to deposit such shares with the Agent for safekeeping, converting them to Plan Shares. By holding their shares in their Plan accounts, participants are protected against loss, theft or destruction of stock certificates. However, dividends on all Plan Shares must be automatically reinvested.

            Statements reflecting each purchase for a participant will be furnished to that participant and will provide simplified recordkeeping.

          ADMINISTRATION

            The Company is the Agent for participants in the Plan and, as such, administers the Plan, keeps records, sends statements of account activity to participants and performs other duties relating to the Plan. At its option, the Company may appoint another agent to administer the Plan in whole or in part.

            The Agent will appoint a broker-dealer registered under the Securities Exchange Act of 1934 (Purchasing Representative) to act as independent agent for Plan participants in purchasing and selling shares for participants in the NASDAQ National Market or through negotiated transactions. Subject to the objective of obtaining the lowest over-all cost of shares purchased, the Purchasing Representative will have full discretion as to all matters relating to purchases of shares.

          CUSTODY OF PLAN SHARES

            The Agent will hold for safekeeping the shares purchased for each participant until termination of participation in the Plan or until it receives a written request by a participant for the issuance of all or part of his shares. Shares of common stock purchased under the Plan, as well as shares deposited with the Agent for safekeeping, will be registered in the name of the Agent or its nominee, as agent for participants in the Plan. At its option, the Company may appoint another agent to act as custodian of the shares of common stock and of funds held under the Plan.

          SAFEKEEPING

            A participant may elect to deposit Registered Shares into his Plan account for safekeeping as Plan Shares. Any lost certificates must be replaced before a participant may deposit the shares represented by such certificate. Dividends on all shares deposited for safekeeping will be automatically reinvested.

            Certificates representing Registered Shares to be deposited for safekeeping should be sent, together with a completed Safekeeping Authorization Form, by registered mail to Northwest Natural Gas Company, Shareholder Services, 220 N. W. Second Avenue, Portland, Oregon 97209. Certificates should not be endorsed. A Safekeeping Authorization Form may be obtained from the Company at any time.

            It is suggested that participants use registered mail when sending stock certificates, declaring a value equal to 2% of the market value of the shares on the date of mailing. This amount would be the approximate cost of replacing the certificates should they be lost in the mail.

            It is the responsibility of the participant to retain his records relative to the cost of any shares represented by certificates deposited for safekeeping.

          PARTICIPATION

            All holders of record of at least one share of common stock are eligible to participate in the Plan. In order to be eligible to participate in the Plan, a beneficial shareholder whose shares are held in the name of a bank or broker in street name, should request his or her bank or broker to have such shares registered in his or her name. Alternatively, such beneficial shareholders may participate indirectly by requesting their brokers to participate on their behalf. Such indirect participation must be through the registered holders of the shares.

            Shareholders of record who desire the dividends on only some of their Registered Shares to be reinvested under the Plan may indicate such number of shares upon an Enrollment Card under "Partial Dividend Reinvestment." This form of participation is not available with respect to Plan Shares, since dividends on all Plan Shares must be reinvested.

            A holder of record of common stock may join the Plan by signing an Enrollment Card and returning it to the Company. A postage-paid envelope is provided for this purpose.

            Shareholders of record may obtain an Enrollment Card from the Company at any time.


          REINVESTMENT AND INVESTMENT

            If an Enrollment Card is received on or before the record date for a dividend payment, reinvestment of dividends will begin with that dividend, unless the Enrollment Card indicates "Optional Cash Purchases Only." If the Enrollment Card is received after the record date, reinvestment of dividends will begin with the next dividend payment date. (Dividend payment dates ordinarily are the fifteenth day of February, May, August and November and corresponding record dates normally precede payment dates by 15 days.) If a certificate representing Registered Shares to be deposited for safekeeping, together with a completed Safekeeping Authorization Form, is received on or before the record date for a dividend payment, reinvestment of dividends on all such shares will begin with that dividend. If such certificate and Form is received after the record date, reinvestment of dividends will begin with the next dividend payment date unless a participant already has elected "Full Dividend Reinvestment" for such shares.

            All optional cash payments received prior to any monthly "Investment Date" will be invested as of that Investment Date. Optional cash payments received on or after any monthly "Investment Date" will be invested as of the next Investment Date. The Investment Dates in February, May, August and November will be the dividend payment dates in those months. In any other month, the Investment Date will be the 15th day of such month.

            For example, a dividend payable February 15 will be reinvested if a completed Enrollment Card, or a certificate and a completed Safekeeping Authorization Form, is received by the Company on or before the record date of January 31. If the Enrollment Card, or such certificate and Form, is received after January 31, but on or before the record date for the next dividend payment, the first dividend reinvested will be the dividend payable May 15.

            Likewise, any optional cash payments received on or before February 14 will be invested as of February 15. If any optional cash payment is received after February 14, but on or before March 14, the investment will be made as of March 15.

          ENROLLMENT

            If the participant elects "Full Dividend Reinvestment," the Enrollment Card directs the Agent to apply to the purchase of additional shares under the Plan all of the participant's cash dividends on all of the participant's Registered Shares and Plan Shares. If a participant elects "Partial Dividend Reinvestment," the Enrollment Card directs the Agent to apply to the purchase of additional shares under the Plan all of his cash dividends on that number of Registered Shares designated in the appropriate space on the Enrollment Card, as well as cash dividends on all of the participant's Plan Shares. It also directs the Agent to apply any optional cash payments a participant might make to the purchase of additional shares in accordance with the Plan. If a participant elects "Optional Cash Purchases Only" on the Enrollment Card, a participant will continue to receive cash dividends on Registered Shares in the usual manner, but the Agent will apply any optional cash payment received from him and dividends on Plan Shares to the purchase of additional shares under the Plan.

          COSTS

            All costs of administration of the Plan are paid by the Company. There are no brokerage fees on new shares purchased from the Company. The Company pays all brokerage fees in connection with purchases made in the NASDAQ National Market or through negotiated transactions. There will be a service charge for selling whole shares held in a participant's Plan account when requested by the participant. Except for this service charge, there are no expenses in connection with withdrawal from the Plan.

          PURCHASES

            Shares purchased in any month directly from the Company will be purchased as of the Investment Date for that month.

            Shares purchased in any month in the NASDAQ National Market or through negotiated transactions will be purchased, at the discretion of the Purchasing Representative, during the period beginning on the tenth trading day prior to the Investment Date for that month and ending on the fifth trading day after the Investment Date.

          PRICE OF SHARES

            The "Purchase Price" of authorized but unissued shares purchased from the Company with reinvested dividends or with optional cash payments on any Investment Date will be the average of the high and low prices as reported on the NASDAQ National Market on the Investment Date (or the last trading day immediately preceding the Investment Date, if the NASDAQ National Market is closed on the Investment Date).

            The "Purchase Price" of shares purchased in respect of any Investment Date in the NASDAQ National Market or through negotiated transactions will be the average price (excluding brokerage fees) paid by the Purchasing Representative to obtain them.

          NUMBER OF SHARES TO BE PURCHASED

            The number of shares to be purchased depends on the amount of a participant's dividends or optional cash payments and the Purchase Price of the shares purchased with such funds. Each participant's account will be credited with that number of shares, including fractions computed to three decimal places, equal to each participant's total amount to be invested divided by the Purchase Price.

          OPTIONAL CASH PURCHASES

            Optional cash payments received from a participant prior to the Investment Date for any month will be applied by the Agent to the purchase of shares as of the Investment Date for that month. DIVIDENDS PAYABLE ON ALL PLAN SHARES, INCLUDING THOSE PURCHASED AS A RESULT OF OPTIONAL CASH PAYMENTS, WILL BE AUTOMATICALLY REINVESTED UNDER THE PLAN. Dividends on Registered Shares will not be reinvested if the participant has elected "Optional Cash Purchases Only" on the Enrollment Card.

            The option to make cash purchases is available to each participant at any time after joining the Plan. Optional cash purchases made by a participant cannot, in any calendar year, exceed a total of $50,000. There is no minimum amount required. Any amount received in excess of $50,000 per calendar year will be returned to the participant.

            An optional cash purchase may be made by a participant when enrolling by enclosing a check or money order with the Enrollment Card. Thereafter, optional cash purchases may be made through the use of a cash payment form sent to each participant periodically. The same amount of money need not be sent each month and there is no obligation to make an optional cash purchase each month.

            In order to minimize accumulation of uninvested funds, optional cash payments will be invested monthly.

            Optional cash payments received by the Agent will be returned to the participants upon written request received by the Agent at any time prior to the Investment Date following their receipt.
          NO INTEREST WILL BE PAID BY THE COMPANY OR THE AGENT ON CASH PAYMENTS WHILE THEY ARE HELD BY THE AGENT PENDING INVESTMENT.

          REPORTS TO PARTICIPANTS

            As soon as practicable after purchases for their accounts, statements will be mailed to participants advising them of their investments. The statements are participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, participants will receive copies of the same communications sent to every other holder of shares of common stock, including the Company's quarterly reports, annual report, notice of annual meeting and proxy statement, and income tax information form reporting dividends paid.

          DIVIDENDS

            A participant will be credited with dividends on all shares acquired under the Plan, including a fraction of a share.

          CERTIFICATES FOR SHARES

            Certificates for shares purchased under the Plan and any shares deposited with the Agent for safekeeping will be registered in the name of the Agent or its nominee and held for the accounts of participants. No certificates will be issued to a participant for shares in his account unless he so requests the Agent in writing, or until his account is terminated. At any time, except as otherwise provided in the fourth paragraph under
           Withdrawal  below, a participant may request the Agent to send him a certificate for any whole shares credited to his account.
          Any remaining whole shares and fraction of a share will continue to be credited to the participant's account.

            Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that a certificate for such shares be issued in his name.

            Certificates for fractional shares will not be issued under any circumstances.

            Participants' Plan accounts are maintained in the same names in which the participants' certificates were registered when they entered the Plan. Certificates for whole shares withdrawn from the Plan will be registered similarly when issued.

          WITHDRAWAL

            A participant may withdraw shares from the Plan by requesting either the issuance or sale of Plan Shares.

            In order to withdraw shares from the Plan, a participant must notify the Agent in writing that he wishes to withdraw. When requested by a participant, or upon termination of the Plan by the Company, a certificate for whole shares credited to his account under the Plan will be issued and a cash payment will be made for any fraction of a share.

            Upon his withdrawal from the Plan, a participant also may request that the Agent sell all or part of the whole shares credited to his account under the Plan. Except as otherwise provided in the following paragraph, the sale will be made for his account within five business days after receipt of the request by the Agent. The participant will receive the proceeds, less a service charge, and any applicable brokerage fees or commissions and any transfer tax, from the sale of the whole shares sold at his request and a cash payment for any fraction of a share credited to his account.

            A participant may withdraw from the Plan at any time, provided, however, that any notice of withdrawal received on or after an ex-dividend date for a dividend will not be effective until the dividend paid with respect to such ex-dividend date has been reinvested and the shares credited to the withdrawing participant's account. (Ex-dividend dates ordinarily are the second business day prior to the record date. "Record dates" are described above under "Reinvestment and Investment".)

            If a participant disposes of all of his or her Registered Shares, the Company, at its option, either may treat such disposal as a notice of withdrawal or may continue to reinvest the dividends on Plan Shares.

          PARTICIPATION BY FOREIGN AND OTHER HOLDERS SUBJECT TO WITHHOLDING

            In the case of foreign holders of common stock whose dividends are subject to United States income tax withholding or other holders of common stock whose dividends are subject to United States back-up withholding there will be reinvested an amount equal to the dividends less the amount of tax required to be withheld. Statements confirming purchases made for such participants will indicate the net dividend reinvested and the amount of tax withheld.

            Foreign shareholders who check the "Optional Cash Payments Only" box on the Enrollment Card will continue to receive cash dividends on Registered Shares in the same manner as if they were not participating in the Plan. Optional cash payments received from them must be in United States dollars and will be invested the same way as payments from other participants.

          STOCK DIVIDENDS AND STOCK SPLITS

            Any dividend payable in stock or split shares distributed by the Company on Plan Shares will be added to the participant's account. Such stock dividends or split shares distributed on Registered Shares will be mailed directly to the participant in the same manner as to the shareholders who are not participating in the Plan.

          SHAREHOLDER VOTING

            Plan Shares, including fractional Plan Shares, will be voted as the participant directs.

            The proxy card sent to each participant in connection with any annual or special meeting of shareholders will represent all Registered Shares, if any, and all Plan Shares owned by such participant.

            As in the case of non-participating shareholders, if no instructions are indicated on the properly signed and returned proxy card, all of the participant's shares - Registered Shares, if any, and Plan Shares - will be voted in accordance with the recommendations of the Company. If the proxy card is not returned, the participant's shares may be voted only if the participant or a duly appointed representative votes in person at the meeting.

          RESPONSIBILITY OF THE COMPANY

            Neither the Company nor any agent appointed by the Company with respect to the Plan will be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death or with respect to the prices at which shares of common stock are purchased or sold for the participant's account and the times when such purchases or sales are made or with respect to any fluctuation in the market value after purchase or sale of shares.

          PARTICIPANTS SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED OR SOLD UNDER THE PLAN.

          SUSPENSION, TERMINATION OR MODIFICATION

            Notwithstanding any other provision of the Plan, the Board of Directors of the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any such amendment, suspension, modification or termination will be sent to all participants.

          INTERPRETATION AND REGULATION

            The officers of the Company are authorized to take such actions to carry out the Plan as may be consistent with the Plan's terms and conditions.

            The Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the Plan's operation.

          CORRESPONDENCE REGARDING THE PLAN

            All correspondence concerning the Plan should be addressed to:

                  Northwest Natural Gas Company
                  Shareholder Services
                  220 N.  W.  Second Avenue
                  Portland, Oregon 97209
                       (503) 220-2590
                             OR
                       1-800-422-4012, extension 3402


                    TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

            The current Federal income tax consequences to the participant will be as follows:

            With respect to reinvested cash dividends used to purchase authorized but unissued shares from the Company, a participant will be treated for Federal income tax purposes as having received a distribution in an amount equal to the fair market value on the dividend payment date of the full number of shares and fractional shares purchased with reinvested dividends. The fair market value of such shares on the dividend payment date will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of the Company, as determined for Federal income tax purposes. The basis of the shares so purchased will be equal to the fair market value of such shares on the dividend payment date.

            With respect to reinvested cash dividends used to purchase shares in the open market or through negotiated transactions, a participant will be treated for Federal income tax purposes as having received a distribution in an amount equal to the cash reinvested plus brokerage commissions paid to obtain the shares. The cash reinvested plus brokerage commissions will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of the Company, as determined for Federal income tax purposes. The basis of the shares so purchased will be equal to the amount of this distribution including the brokerage commissions paid by the Company.

            A participant who purchases shares with optional cash payments will recognize no taxable income upon such purchases except to the extent of brokerage fees paid by the Company to obtain the shares. The basis of shares purchased in this manner will be the amount of the optional cash payment plus brokerage fees.

            A participant will not realize any taxable income upon the distribution to him of certificates for whole shares credited to his account. However, gain or loss will be realized by the participant when whole and fractional shares are sold pursuant to the participant's request to sell shares held in the Plan and when whole shares are sold by the participant. A participant who receives on termination of participation or on termination of the Plan by the Company a cash adjustment for a fraction of a share credited to such participant's account will realize gain or loss with respect to such fraction. Gain or loss will be measured by the difference between the amount the participant receives and his tax basis for the shares, or fraction of a share, sold. Such shares will normally constitute capital assets in the hands of a participant and gain or loss on their sale will constitute long- or short-term capital gain or loss depending on the period for which the shares shall be held.

            The foregoing tax information is provided solely as a general guide to participants. Therefore, participants are advised to consult their own tax advisors as to the Federal and State income tax effect of participation in the Plan.

                                   USE OF PROCEEDS

            To the extent that authorized but unissued shares are purchased under the Plan from the Company, the net proceeds from their sale will be added to the general funds of the Company and will be used to finance in part its continuing utility construction program and for general corporate purposes. The Company expects its utility construction expenditures in 1998 to aggregate $90 million, and in the five-year period, 1998-2002, to aggregate between $500 million and $550 million.



            During the 12-month period ended May 31, 1998, the Company sold 198,943 authorized but unissued shares under the Plan for a total consideration of $ 5,195,400.



                             DESCRIPTION OF COMMON STOCK

            The following is a summary of certain rights and privileges of the common stock of the Company. The summary does not purport to be complete and is qualified in its entirety by reference to the Restated Articles of Incorporation and the Bylaws of the Company.

            The common stock offered pursuant to the Plan is part of the one class of common stock of the Company of the par value of $3 1/6 per share.

            Dividends and Liquidation Rights: Except as hereinafter stated, the common stock is entitled to receive such dividends as are declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. The Company's preferred stock and the preference stock are entitled in preference to the common stock (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

            Dividend Limitations: Should dividends on either the preferred or the preference stock be in arrears, no dividends on the common stock may be paid or declared. Except with the consent of the holders of a majority of the preferred stock then outstanding, no dividends on the common stock or the preference stock may be paid or declared unless the preferred stock purchase and sinking fund obligations have been met for that year. Future series of the preferred or the preference stock could contain sinking fund, purchase or redemption obligations under which no dividends on the common stock may be paid or declared while such obligations are in default. Common stock dividends also may be restricted by the provisions of future instruments pursuant to which the Company may issue long-term debt.

            Voting Rights and Classification of the Board of Directors:
          Except as provided by law or as described below, only the common stock has voting rights. Cumulative voting is permitted by the Restated Articles of Incorporation to holders of common stock at elections of directors. The preferred stock has the special right to elect the smallest number of directors which constitutes at least one-fourth of the total number of directors, or two directors, whichever is greater, if payments of four quarterly dividends or more on any share or shares of preferred stock should be in arrears.

            The Board of Directors of the Company may consist of not less than nine nor more than 13 persons, as determined by the Board. The current number is 12. The Board is divided into three classes, each equal in number. One class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a request from a shareholder entitled to vote in the election of directors that such person be nominated and such person's consent thereto shall be delivered to the Secretary of the Company in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors. The foregoing provisions will not apply to directors, if any, elected by the holders of the preferred stock.

            Pre-emptive Rights: The holders of the common stock have no pre-emptive rights.

            Transactions with Related Persons: The Company shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of the Company) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of the Company not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of the Company in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of the Company that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a "business transaction" includes a merger, consolidation, reorganization or recapitalization, a purchase, sale, lease, exchange or mortgage of all or a substantial part (10% or more) of the property of the Company or a related person, an issuance, sale or exchange of securities and a liquidation, spin-off or dissolution; a "related person" includes a person, organization or group thereof owning ten percent or more of the capital stock of the Company; "continuing directors" are those (1) who were directors of the Company on April 9, 1984 and (2) those who became directors subsequent thereto and whose nomination for directorship shall have been approved by a majority of the then continuing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of the Company (other than shares held by related persons).

            Transfer Agent and Registrar: The Company is the transfer agent and registrar for the common stock. Both the transfer agent and the registrar are located in Portland, Oregon.

            Common Share Purchase Rights: The holders of the common stock have one common share purchase right (Right) for each of their shares. Each Right, initially evidenced by and traded with the common stock, entitles the holder to purchase one-tenth of a share of common stock at a Purchase Price of $6.67, subject to adjustment. The Rights will be exercisable only if a person or group (Person) shall acquire ownership of 15% or more of the common stock (such Person being hereinafter referred to as an
           Acquiring Person ) or shall announce a tender offer, the consummation of which would result in such Person becoming an Acquiring Person.

            If any Person shall have become an Acquiring Person, each Right, other than Rights owned by the Acquiring Person (which shall be void), may be exercised by its holder to purchase, at a 50% discount, shares of common stock having a market value equal to twenty times the Purchase Price. If a Person shall have become an Acquiring Person but shall not have acquired ownership of 50% or more of the common stock, the Board of Directors may provide for the exchange of all or a part of the Rights (other than Rights which shall be void as described above) for common stock at a ratio of one share per Right.

            In the event that (i) the Company shall consolidate or merge with any other person, (ii) any person shall consolidate or merge with the Company and the Company shall be the surviving corporation and, in connection therewith, all or part of the common stock shall be changed into or exchanged for stock or other securities of any person (including the Company) or cash or any other property, or (iii) the Company shall sell or otherwise transfer, assets or earning power aggregating 50% or more of the assets or earning power of the Company to any other person, each Right, except Rights owned by an Acquiring Person (which shall be void), may be exercised by its holder to purchase, at a 50% discount, shares of common stock of the other person having a market value equal to twenty times the Purchase Price.

            At any time prior to any Person becoming an Acquiring Person, the Board of Directors may redeem the Rights at a price of $.01 per Right. The Rights will expire on March 15, 2006 unless they are exchanged or redeemed (as described above) earlier than that date.

            The issuance of common stock upon exercise of the Rights will be subject to any necessary regulatory approvals.

            The Rights have anti-takeover effects because they will cause substantial dilution to a Person who attempts to acquire the Company on terms not approved by the Board of Directors.

            This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the Commission.

                                       EXPERTS

            The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



            The financial statements as of and for the years ended December 31, 1995 and 1996 incorporated in this Prospectus by reference to the Latest Annual Report have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



            The statements made as to matters of law and legal conclusions in the documents incorporated in this Prospectus by reference and under "Description of Common Stock" herein have been reviewed by Mark S. Dodson, Esquire, Portland, Oregon. Mr. Dodson is General Counsel of the Company. These statements and conclusions are set forth in reliance upon the opinion of Mr. Dodson given upon his authority as an expert. The statements made as to matters of law and legal conclusions under "Tax Consequences of Participation in the Plan" herein have been reviewed by Thelen Reid & Priest LLP, New York, New York. These statements are set forth in reliance upon the opinion of Thelen Reid & Priest LLP given upon their authority as experts. As of May 31, 1998, Mr. Dodson owned 500 shares of the Company's common stock. Mr. Dodson has been granted options to purchase 5,000 shares at a price of $27.875. Mr. Dodson's shares, including the underlying shares subject to options granted to him, had a fair market value at May 31, 1998 of approximately $151,200.

                                       PART II

          INFORMATION NOT REQUIRED IN PROSPECTUS




          ITEM 16.  LIST OF EXHIBITS



                      23.1 - Consent of Mark S. Dodson.

                      23.2 - Consent of PricewaterhouseCoopers LLP.

                      23.3 - Consent of Deloitte & Touche LLP.


                                 -----------------

                                      SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, and State of Oregon on the 13th day of July, 1998.




                                      NORTHWEST NATURAL GAS COMPANY


                                      By: /s/ Bruce R. DeBolt
                                         -----------------------------
                                         Bruce R. DeBolt
                                         Senior Vice President, Finance,
                                         and Chief Financial Officer



                   Pursuant to the requirements of the Securities Act of 1933 this post-effective amendment has been signed below by the following persons in the capacities and on the date indicated.


             Signature               Title                      Date
             ---------               -----                      ----

           /s/ Richard G. Reiten*    Principal Executive    July 13, 1998
           ----------------------    Officer,
           Richard G. Reiten         and Director
           President and Chief
           Executive Officer


           /s/ Bruce R. DeBolt       Principal Financial    July 13, 1998
           -----------------------   Officer
           Bruce R. DeBolt
           Senior Vice President, Finance,
           and Chief Financial Officer


           /s/ D. James Wilson*      Principal Accounting   July 13, 1998
           -----------------------   Officer
           D. James Wilson
           Treasurer and Controller


           /s/ Mary Arnstad*
           -----------------------
           Mary Arnstad


           /s/ Thomas E. Dewey, Jr.*
           -----------------------
           Thomas E. Dewey, Jr.


           /s/ Tod R. Hamachek*
           -----------------------
           Tod R. Hamachek


           /s/ Richard B. Keller*
           -----------------------
           Richard B. Keller
                                     Directors              July 13, 1998

           /s/ Wayne D. Kuni*
           -----------------------
           Wayne D. Kuni

           -----------------------
           Randall C. Pape


           /s/Robert L. Ridgley*
           -----------------------
           Robert L. Ridgley


           /s/ Dwight A. Sangrey*
           -----------------------
           Dwight A. Sangrey


           /s/ Melody C. Teppola*
           -----------------------
           Melody C. Teppola


           /s/ Russell F. Tromley*
           -----------------------
           Russell F. Tromley


           /s/ Benjamin R. Whiteley*
           -------------------------
           Benjamin R. Whiteley



          * By: /s/ Bruce R. DeBolt
              ------------------------------
           Bruce R. DeBolt
           Attorney-in-fact

                                  INDEX TO EXHIBITS


                  Exhibit
                  -------



                   23.1     Consent of Mark S. Dodson.

                   23.2     Consent of PricewaterhouseCoopers LLP.

                   23.3     Consent of Deloitte & Touche LLP.



                                  -----------------